Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	Saleh Sagr, CEO / Director

Perma-Pipe Investor Relations

(281) 941-2445

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Record Fourth Quarter and Fiscal 2025 Results;

Net Sales Increase 33% and Net Income Grows 89%

•	Net sales increased to $55.1 million for the quarter and $210.9 million for the full year, compared to $45.0 million and $158.4 million in the prior year periods, respectively
•	Income before income taxes increased to $6.4 million for the quarter and $27.5 million for the full year, compared to $5.3 million and $18.5 million in the prior year periods, respectively
•	GAAP diluted earnings per share increased to $0.60 for the quarter and $2.09 for the full year, compared to $0.22 and $1.12 in the prior year periods, respectively
•	Backlog stood at $121.6 million, reflecting strong conversion to revenue during the quarter

THE WOODLANDS, TX, April 16, 2026 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) today announced financial results for the fourth quarter and 2025 fiscal year ended January 31, 2026.

“For the three months ended January 31, 2026, net sales were $55.1 million, an increase of $10.1 million, or 22.4%, compared to $45.0 million in the same quarter of the prior year. Growth was driven by higher sales volumes in both the Middle East and North America. Gross profit was $17.3 million, up $2.1 million from $15.2 million last year, reflecting higher activity levels. Selling, general and administrative expenses increased slightly to $10.3 million from $9.7 million, primarily due to higher payroll costs, partially offset by lower bonus costs. The Company’s effective tax rate (“ETR”) was 12.3%, compared to 32.1% in the prior-year quarter, reflecting the impact of product mix across various tax jurisdictions. As a result, net income attributable to common stock was $4.9 million, an increase of $3.1 million, or 172.2%, compared to $1.8 million in the fourth quarter of fiscal 2024,” noted President and CEO Saleh Sagr.

“For the year ended January 31, 2026, net sales were $210.9 million, an increase of $52.5 million, or 33.1%, compared to $158.4 million in the prior year period. The increase was primarily attributable to higher sales volumes in both the Middle East and North America. Gross profit was $69.5 million, compared to $53.2 million in the prior year period, reflecting increased activity levels. Selling, general and administrative expenses were $40.1 million, up from $32.9 million, due to higher payroll and professional fees, including approximately $1.0 million related to Sarbanes-Oxley Section 404 compliance in connection with our transition from a non-accelerated filer to an accelerated filer. This also includes a one-time compensation charge of approximately $2.0 million related to the departure of the previous CEO. The Company’s effective tax rate was 24.9%, compared to 29.1% in the prior-year period. The change in the Company's effective tax rate reflects product mix across various tax jurisdictions and the Company’s overall reduction in its effective tax rate for the year was partially offset by the impact of a tax limitation related to the one-time charge associated with the prior CEO’s departure. Net income attributable to common stock was $17.0 million, an increase of $8.0 million, or 88.9%, compared to $9.0 million in fiscal 2024,” Mr. Sagr commented.

President and CEO Saleh Sagr added: “Our backlog stood at $121.6 million as of January 31, 2026. This reflects strong operational execution as we successfully accelerated the conversion of existing sales orders into realized revenue. Our backlog remains at historically strong levels. We continue to see meaningful multi-regional expansion, particularly across North America and the Middle East, reinforcing sustained global demand for our solutions.”

“Our fiscal 2025 results represent a landmark achievement for the Company. Total revenues of $210.9 million and net income attributable to common stockholders of $17.0 million mark our highest level of earnings in the Company’s modern operating history, driven not only by strong top-line growth but also by improved margins. This record performance was driven by broad-based strength across our global footprint, with significant growth contributions from the Middle East and North America. Our ability to scale across these diverse markets while maintaining disciplined margin performance has enabled us to convert top-line momentum into meaningful bottom-line value for our shareholders,”

“To sustain this trajectory, we have entered into a long-term lease for a new production facility in Ohio (AI data centers). This strategically located hub will serve as a primary logistics center for the Northeast and New England corridors, enabling us to localize production for our district heating and cooling offerings and capture additional regional market share. The region’s favorable and flexible labor environment further enhances our operational agility.”

“Supporting our long-term growth strategy, we also finalized a new credit facility with J.P. Morgan Chase. This agreement represents a watershed moment for the Company. We have standardized our borrowing platform globally at significantly improved terms. This transition optimizes our cost of capital while providing the liquidity necessary to support the next phase of our global expansion,” Mr. Sagr continued.

“With record earnings as our foundation and a modernized capital structure as our fuel, we enter the remainder of 2026 with strong confidence in our ability to scale our global operations and drive meaningful shareholder returns,” Mr. Sagr concluded.

2025 Results

Net sales were $210.9 million for the fiscal year ended January 31, 2026, an increase of $52.5 million, or 33.1%, from $158.4 million in the prior year. The growth was primarily driven by higher sales volumes across our key markets in the Middle East, Canada, and the United States

Gross profit was $69.5 million, or 33% of net sales, compared to $53.2 million, or 34% of net sales, in the prior year. The $16.3 million was driven by higher sales volumes and consistent gross margins globally.

General and administrative expenses were $35.3 million, compared to $28.0 million in the prior year. The increase of $7.3 million was primarily related to higher compensation costs and professional fees, including approximately $1.0 million relating to Sarbanes-Oxley 404 compliance in connection with our transition from a non-accelerated filer to an accelerated filer. This also includes a one-time compensation charge of approximately $2.0 million related to the departure of the previous CEO.

Selling expenses were $4.7 million, compared to $4.9 million in the years ended January 31, 2026 and 2025, respectively. The decrease of $0.2 million was primarily driven by lower payroll expenses during the year.

Interest expense, net was $1.8 million and $1.9 million in the years ended January 31, 2026 and 2025, respectively. The decrease of $0.1 million was the result of an overall reduction in interest rates during the year.

The Company's worldwide effective tax rates ("ETR") were 24.9% and 29.1% in the years ended January 31, 2026 and 2025, respectively. The change in ETR was largely due to changes in the mix of income and loss in various tax jurisdictions and the domestic Global Intangible Low-Taxed Income ("GILTI") inclusion.

Net income attributable to common stock was $17.0 million, or $ 2.09 per diluted share, for the fiscal year ended January 31, 2026, compared to $9.0 million, or $ 1.12 per diluted share, in the prior year. The 89% increase was driven by the significant growth in sales volumes and operational efficiencies discussed above, partially offset by the one-time charges previously noted and amounts attributable to non-controlling interest.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at thirteen locations in seven countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) fluctuations in the price of oil and natural gas and its impact on customer order volume for the Company's products; (ii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (iii) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (vi) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (vii) the Company’s ability to interpret changes in tax regulations and legislation; (viii) the Company's ability to use its net operating loss carryforwards; (ix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s "over-time" revenue recognition; (x) the Company’s failure to establish and maintain effective internal control over financial reporting; (xi) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) risks and uncertainties specific to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the impact of pandemics and other public health crises on the Company and its operations; and (xx) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's fiscal year ends on January 31. Years, results, and balances described as 2025, 2024, and 2023 are for the fiscal year ending January 31, 2026, 2025, and 2024, respectively.

Additional information regarding the Company's financial results for the fiscal year ended January 31, 2026, including management's discussion and analysis of the Company's financial condition and results of operations, is contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2026, which will be filed with the Securities and Exchange Commission on or about the date hereof and will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
	2026	2025	2026	2025
Net sales	$55,129	$44,987	$210,925	$158,384
Gross profit	17,337	15,171	69,488	53,248

Total operating expenses	10,367	9,732	40,039	32,947

Income from operations	6,970	5,439	29,449	20,301

Interest expense, net	505	451	1,822	1,940
Other (expense) income, net	(58)	262	(134)	107
Income before income taxes	6,407	5,250	27,493	18,468

Income tax expense	787	1,685	6,844	5,377

Net income	$5,620	$3,565	$20,649	$13,091
Less: Net income attributable to non-controlling interest	702	1,805	3,614	4,108
Net income attributable to common stock	$4,918	$1,760	$17,035	$8,983

Weighted average common shares outstanding
Basic	8,103	7,983	8,047	7,956
Diluted	8,206	8,073	8,148	8,015

Earnings per share
Basic	$0.61	$0.22	$2.12	$1.13
Diluted	$0.60	$0.22	$2.09	$1.12

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,
	2026	2025
ASSETS
Current assets	$146,734	$108,802
Long-term assets	70,752	56,439
Total assets	$217,486	$165,241
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$79,789	$54,063
Long-term liabilities	31,396	28,073
Total liabilities	111,185	82,136
Non-controlling interests	15,663	10,967
Stockholders' equity	90,638	72,138
Total liabilities and stockholders' equity	$217,486	$165,241

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

ADJUSTED INCOME BEFORE TAX

(In thousands)

(Unaudited)

The following information contains a reconciliation of the non-GAAP financial measure of adjusted income before income tax and income before tax prepared in accordance with generally accepted accounting principles ("GAAP") for the three and twelve months ended January 31, 2026, and 2025, respectively. This reconciliation is intended to provide investors with useful information in evaluating the Company's performance. Adjusted income before tax includes certain adjustments as identified below. This measure is not considered an alternative to income before tax or other financial measures of performance that are prepared in accordance with GAAP. The Company believes that the exclusion of certain items from income before tax allows investors to more effectively evaluate the Company's operating performance and identify trends that might not be apparent due to the variability and infrequent nature of these items. In addition, the Company believes this measure provides meaningful information to investors when comparing results between periods and performance with respect to the Company's peers.

Adjustments were made for certain items as follows: (i) a one-time charge associated with the acceleration of executive compensation; (ii) a one-time litigation settlement charge; and (iii) other non-recurring items. These non-GAAP measures are provided to enhance the user's overall understanding of the company’s current financial performance and may not be comparable to similarly titled measures used by other companies.

The following table provides a reconciliation of the GAAP and non-GAAP financial measures:

	For the three months ended		For the twelve months ended
	January 31, 2026	January 31, 2025	January 31, 2026	January 31, 2025
Income before income tax (GAAP as reported)	$6,407	$5,250	$27,493	$18,468
Acceleration of certain executive compensation	-	-	2,018	-
Litigation settlement	-	-	-	35
Other one-time charges	-	-	88	517
Adjusted income before tax	$6,407	$5,250	$29,599	$19,020